EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

1 December 2006

Notification of the acquisition of shares by a Person Discharging Managerial Responsibilities

Shire plc (the “Company”)

The Company announces that on 20 November 2006, 1,909 ordinary shares of 392p each in the Company were acquired by Ms Anita Graham, Executive Vice President, Global Human Resources, following the close of a 27 month offering period under the Shire plc Employee Stock Purchase Plan. The price of the ordinary shares was determined at the beginning of the offering period.

As a result of this transaction, Ms Graham has a total interest of 1,909 ordinary shares in the Company being 0.0004% of the issued shares of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above